Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

DATASEA INC.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.001 per share	(1)	Other	3,000,000	$1.9725	$5,917,500.00	0.0001381	$817.21

Total Offering Amounts:						$5,917,500.00		817.21
Total Fee Offsets:								0.00
Net Fee Due:								$817.21

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Offering Note(s)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices of common stock of Datasea, Inc. (the “Company”) quoted on the Nasdaq Capital Market, LLC on October 10, 2025.

An aggregate of 5,944,150 shares of common stock is reserved by the Company for issuance pursuant to awards under its 2018 Equity Incentive Plan, as amended (the “2018 Plan”) as the date of this Registration Statement. 3,000,000 shares of common stock under the 2018 Plan are being registered in this Registration Statement on Form S-8 (the “Registration Statement”). To the extent permitted by Rule 416, this Registration Statement also covers an indeterminate number of additional shares of common stock of the Company that become issuable under the 2018 Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction that results in an increase in the number of outstanding shares of common stock of the Company.